Exhibit 99.1

Oxygen Biotherapeutics Announces Proposed Public Offering

Morrisville, NC, March 17, 2014 – Oxygen Biotherapeutics, Inc., (NASDAQ: OXBT) a specialty pharmaceutical company focused on developing and commercializing a portfolio of products for the critical care market, announced today its intention, subject to market and other conditions, to commence a public offering of its common stock. The Company intends to use the net proceeds received from the offering for furthering its clinical trials and efforts to obtain regulatory approval for Levosimendan and Oxycyte, developing its other product candidates, supporting manufacturing of Levosimendan and Oxycyte, research and development and general corporate purposes.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), is acting as the sole book-running manager in connection with the offering.  MTS Securities, LLC, an affiliate of MTS Health Partners, LP, is acting as the co-manager in connection with the offering.

The offering is being made pursuant to a shelf registration statement that the Company filed with the Securities and Exchange Commission (“SEC”) and which is effective. A prospectus supplement relating to the offering will be filed with the SEC. When available, copies of the prospectus supplement and the accompanying prospectus relating to these securities may be obtained by contacting Ladenburg Thalmann & Co., Inc., 58 South Service Road, Suite 160, Melville, New York, Attention: George Mangione, by phone number at (631) 270-1611 or e-mail at GMangione@ladenburg.com, or MTS Securities, LLC, at 623 Fifth Avenue, 14th Floor, New York City, New York 10022, phone number (212) 887-2100. Electronic copies of the prospectus supplement and accompanying prospectus will also be available on the website of the SEC at http://www.sec.gov/.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Oxygen Biotherapeutics

Oxygen Biotherapeutics, Inc. is developing medical products for the critical care market. The Company recently acquired the North American rights to develop and commercialize Levosimendan. The United States Food and Drug Administration (FDA) has granted Fast Track status for Levosimendan for the reduction of morbidity and mortality in cardiac surgery patients at risk for developing Low Cardiac Output Syndrome (LCOS). In addition, the FDA has agreed to a Phase 3 protocol design under Special Protocol Assessment (SPA), and provided guidance that a single successful trial will be sufficient to support approval of Levosimendan in this indication. The Company also has developed a proprietary perfluorocarbon (PFC) therapeutic oxygen carrier called Oxycyte® that is currently in clinical and preclinical studies for intravenous delivery for indications such as traumatic brain injury, decompression sickness and stroke.

Caution Regarding Forward-Looking Statements

This news release contains certain forward-looking statements by the Company that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. The forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the timing, pricing and status of the offering described above, and other risks and uncertainties as described in the Company’s filings with the Securities and Exchange Commission, including in its quarterly report on Form 10-Q filed on March 17, 2014, and annual report on Form 10-K filed on June 26, 2013, as well as its other filings with the SEC. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. Statements in this press release regarding management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Contact:

IRTH Communications

Robert Haag, 1-866-976-4784

oxbt@irthcommunications.com

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